Exhibit 10.81

FIRST AMENDMENT TO
AMENDED AND RESTATED AGREEMENT REGARDING SPECIAL COMPENSATION AND POST EMPLOYMENT RESTRICTIVE COVENANTS

This First Amendment (the “Amendment”) to that certain Amended and Restated Agreement Regarding Special Compensation and Post Employment Restrictive Covenants made and entered into as of December 31, 2008 by and between Sprint Nextel Corporation (“Sprint”) and PAUL W. SCHIEBER (the “Agreement”) is entered into on this 11th day of December, 2012. Certain capitalized terms shall have the meaning ascribed to them in the Agreement.

WHEREAS, Sprint and the Executive desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Sprint and the Executive hereby amend the Agreement as follows:

1.	Effective as of November 6, 2012, Section 12 of the Agreement is replaced in its entirety by the following:

Executive acknowledges that use or disclosure of Confidential Information described in Section 11 is likely if Executive were to perform telecommunications services on behalf of a competitor of Employer. Therefore, Executive shall not, for eighteen (18) months following termination of employment for any reason (the “Non-Compete Period”), accept any position, including but not limited to a position with AT&T, MCI, GTE or any Regional Bell Operating Company or any subsidiary thereof, where Executive dedicates any time or efforts to managing, controlling, participating in, investing in, acting as consultant or advisor to, rendering services for, or otherwise assisting any person or entity in the wireless business and performing functions relating to wireless services.
Executive acknowledges that Employer operates and competes nationally, and that therefore this non-competition agreement is not limited to any single state or other jurisdiction.
This section shall not prevent Executive from using general skills and experience developed during employment with Employer or other employers; or from accepting a position of employment with another company, firm or other organization which competes with Employer, if its business is diversified and Executive is employed in a part of the business that is not related to wireless services and provided that such position does not require or permit the disclosure or use of Confidential Information.

In all other respects, the terms, conditions and provisions of the Agreement shall remain the same.

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IN WITNESS WHEREOF, Sprint has caused this Amendment to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Amendment, as of the date set forth above.

SPRINT NEXTEL CORPORATION

/s/ Sandra J. Price
By: Sandra J. Price,
Senior Vice President, Human Resources

EXECUTIVE

/s/ Paul W. Schieber, Jr.
PAUL W. SCHIEBER

Schieber Agreement First Amendment         Page 2